Exhibit 99.1
FOR IMMEDIATE RELEASE
LIZ CLAIBORNE INC. ELECTS KENNETH B. GILMAN TO BOARD OF DIRECTORS
New York, NY; February 25, 2008 — Liz Claiborne Inc. (NYSE: LIZ) today announced the election of Kenneth B. Gilman to the Company’s Board of Directors. Mr. Gilman’s election would bring the number of Directors to ten. His initial term as director will expire at the Company’s May 15, 2008 annual meeting of stockholders, at which time he will be up for reelection for a three-year term ending in 2011.
Mr. Gilman has a strong retailing background in the apparel sector and beyond. He spent more than 25 years in a variety of positions with Limited Brands, Inc. as it grew from a small specialty retailer with a single division to a leading retail corporation with multiple formats. His career progression at the company encompassed a variety of assignments including Executive Vice President and Chief Financial Officer; and Vice Chairman and Chief Administrative Officer. He joined the Company’s Executive Committee in 1987 and was elected to the Board of Directors in 1990. Mr. Gilman also served on the Board of Directors of Abercrombie & Fitch Co. from 1996 - 1997. Following his tenure at Limited Brands, Mr. Gilman joined Asbury Automotive Group, one of the largest automobile retailers in the U.S. He was President and Chief Executive Officer, and served until his retirement in May of 2007.
Commenting on the nomination, Kay Koplovitz, Chairman of the Board of Directors, Liz Claiborne Inc. said, “Ken’s extensive retailing experience, specifically as it relates to finance, information technology, supply chain management, production, and real estate, will be a tremendous asset as Liz Claiborne Inc. transitions into a best in class retailer. We are thrilled that he has accepted our invitation to join the Board of Directors.”
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands — available domestically and internationally via wholesale and retail channels — consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. For more information, visit http://www.lizclaiborneinc.com.